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                                                                   EXHIBIT 99(A)

[AVISTA CORP.LOGO]

                                                                    NEWS RELEASE
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CONTACT:    Media:  Patrick Lynch (509) 495-4246   pat.lynch@avistacorp.com
            Investors:  Angela Teed (509) 495-2930  angela.teed@avistacorp.com

                                                          FOR IMMEDIATE RELEASE:
                                                          February 20, 2002
                                                          7:45 a.m. EST

                AVISTA CORP. REACHES ALL-PARTY SETTLEMENT ON ITS
              WASHINGTON INTERIM AND PRUDENCE ELECTRIC RATE FILINGS
     COMPANY TAKES $21.8 MILLION NON-CASH WRITE-DOWN ON POWER-COST DEFERRALS

SPOKANE, WASH.: Avista Corp. (NYSE: AVA), the staff of the Washington Utilities and Transportation Commission (WUTC), the Public Counsel Section of the Washington Attorney General's Office and the Industrial Customers of Northwest Utilities have reached a settlement agreement to be filed today regarding Avista's interim and prudence electric rate filings currently pending before the WUTC. The parties, representing all participants in the proceeding, have requested that the commission approve the settlement to become effective on or before March 15, 2002.

        In the settlement agreement, the parties ask the WUTC to order that 90 percent, or approximately $196 million of power costs Avista had deferred as of Dec. 31, 2001 to serve customers in Washington, be deemed prudently incurred and recoverable in rates. Additionally, the collection of these deferred power costs will no longer be subject to refund. One-fifth of Avista's previously approved 25 percent electric surcharge will be available to offset general operating costs. An electric surcharge will remain in effect until the allowable deferred costs are recovered.

        With commission approval of 90 percent of Avista's deferred power costs through year-end 2001 as prudent and recoverable, the company will revise previously reported 2001 earnings and will write off $21.8 million of deferred power costs. This will result in a charge of $0.30 per diluted share, reducing Avista's previously reported 2001 consolidated corporate earnings to $0.20 per diluted share.

        The four-party agreement also requests that the WUTC approve a permanent
6.2 percent increase in base electric rates for Avista's Washington customers to become effective on or before March 15, 2002. In December 2001, Avista had filed for an interim rate increase of 12.4 percent above base electric rates to offset a continuation of utility operating costs in excess of those being recovered through existing rates. If the new rate proposal is approved by the WUTC, the monthly bill for a residential

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PAGE 2 AVISTA CORP. SETTLEMENT ON ITS WASHINGTON INTERIM AND PRUDENCE ELECTRIC
RATE FILINGS

customer using 1,000 kilowatt-hours of electricity would increase by $2.92 per month to $55.81. The 6.2 percent increase will be applied as a uniform percentage for all customer classes. If approved, Avista's new electric rates would remain among the lowest in the region and significantly below the national average of 6.8 cents per kilowatt-hour.

        "In reaching this agreement, we struck an extremely difficult balance between providing for the long-term financial needs of our company and further raising electric rates to our customers," said Gary G. Ely, Avista Corp. board chairman, president and chief executive officer. "However, this agreement, if approved by the WUTC, does remove the uncertainty around the recoverability of the power costs that we have incurred to meet customer needs and have deferred from July 2000 through Dec. 31, 2001."

        As part of the agreement, Avista will implement certain measures that would help mitigate the impact of increased rates on customers. These measures include extending the winter low-income payment program, increasing the promotion of Avista's Comfort Level Billing plan and building additional customer awareness of Project Share and the company's CARES program.

        Additionally, as part of the agreement, the parties agree to negotiate in good faith to resolve the remaining issues in Avista's general rate case filed in December 2001. The commission has until November of this year to complete its review of the general rate case filing.

        Approximately 67 percent of the company's annual electric revenues are derived from eastern Washington where the company serves 210,000 electric customers.

        Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista's non-regulated affiliates include Avista Advantage, Avista Energy and Avista Labs. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com

        Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

        This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, and which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2000, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and Sept. 30, 2001.

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